Contact:

Scott M. Tsujita
SVP Finance, Treasury & Investor Relations
Hypercom Corporation
602.504.5161
stsujita@hypercom.com

Hypercom Corporation Adds Two To Board

Todd Nelson, Former Apollo Group CEO, and
Philippe Tartavull, President, Oberthur Card Systems America,
Bring Industry, Business Expertise

PHOENIX, April 4, 2006 – Hypercom Corporation (NYSE: HYC) today announced the appointments of Todd S. Nelson, former chairman, chief executive officer and president of Apollo Group, Inc. and Philippe Tartavull, president of Oberthur Card Systems North and Central America, to its Board of Directors effective April 3, 2006.  The election expands the number of directors on the Hypercom board to six, five of whom are independent outside directors.

“Todd Nelson and Philippe Tartavull are exceptionally skilled and accomplished senior executives with extensive experience in managing high growth businesses and in creating new business opportunities.  We believe that their addition to our Board will prove invaluable as we move to further strengthen Hypercom’s market position, build momentum and exploit new opportunities,” said Daniel Diethelm, Chairman of the Hypercom Board of Directors.

About Todd S. Nelson

Todd S. Nelson, 47, is the former chairman, chief executive officer and president of Apollo Group, Inc., the largest private institution of higher education in the United States based on consolidated enrollment figures.  Mr. Nelson joined Apollo in 1987 as the director of the University of Phoenix’s Utah campus.  He was named executive vice president of that University in 1989, appointed vice president of Apollo Group Inc. in 1994, named president of Apollo Group, Inc. in 1998, chief executive officer in 2001, and chairman of the board in 2004.

Prior to Apollo, Mr. Nelson was a general manger at Amembal and Isom, a management training company.  He has also held positions with Vickers & Company and Summa Corporation.

Mr. Nelson holds a Master’s degree in Business Administration from the University of Nevada, and a Bachelor of Science degree from Brigham Young University.

About Philippe Tartavull

Philippe Tartavull, 48, is president of Oberthur Card Systems North and Central America.  Oberthur Card Systems is one of the world’s leading providers of SIM (Subscriber Identity Module) and multi-application smart cards as well as services ranging from consulting to personalization for the payment and services, mobile communications, identification, transit and multimedia markets.

Mr. Tartavull has 12 years of experience in the management of electronic payments and system integration organizations.  Prior to joining Oberthur Card Systems in 1999, Mr. Tartavull was for six years president and CEO of Syseca Inc, a provider of system integration services and mission-critical software for various industries including transportation and utilities.

Mr. Tartavull holds a Bachelor of Science from the Centre Supérieur des Techniques Industrielles in France, a Bachelor of Science from the Ecole Nationale des Pétroles et des Moteurs (ENSPM) in France, a Bachelor of Administration from the Institut d’Administration des Enterprises (Paris, France) and a graduate degree from the Anderson School of Management through their Executive Program.

About Hypercom Corporation (www.hypercom.com)

Global payment technology leader Hypercom Corporation (NYSE: HYC) delivers a full suite of high security, end-to-end electronic payment products and services. The company’s solutions address the high security electronic transaction needs of banks and other financial institutions, processors, large scale retailers, smaller merchants, quick service restaurants, and users in the transportation, healthcare, prepaid, unattended and many other markets. Hypercom solutions enable businesses in more than 100 countries to securely expand their revenues and profits.

# # #

Hypercom is a registered trademark of Hypercom Corporation.